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                                   EXHIBIT 3.1

                               MEMORANDUM OF TERMS

                          PROPOSED TRANASACTION BETWEEN

                           NEOMEDIA TECHNOLOGIES, INC.

                                       AND

                               BSD Software, Inc.


The terms set forth on the Memorandum of Terms are interdependent, and no single aspect of the Memorandum of Terms should be considered or valued on a stand-alone basis.

BSD Software, Inc. (BSDS) and NeoMedia intend to consider an transaction to substantially enhance their respective shareholder values. BSDS and NeoMedia seek to:

         1. Merge BSDS with NeoMedia Technologies in an exchange of common stock.

         2.       Centralize administrative and management functions.

         3. Enhance shareholder value through the increase of cash flow from operations and patent licensing as well as by decreasing expenditures through centralization.

To effectuate these goals, NeoMedia and BSDS would:


Action Steps          NEOMEDIA would                                       BSDS would

                      1. Exchange of Shares:

                      Obtain shareholder approvals as required. NeoMedia   Obtain the necessary approval from
                      would obtain from BSDS shareholders a legal          shareholders in order to effectuate a merger
                      majority of its shares to be exchanged for shares    with NeoMedia Technologies. Additionally,
                      of common stock in NeoMedia Technologies, Inc.       convert all outstanding debt, other than
                      The exchange ratio will be one share of NeoMedia     trade payables and those mutually agreed upon
                      Technologies common stock for each share of BSDS     by both parties, and all shares of preferred
                      stock.* Additionally, NEOM requires a proxy of       stocks into shares of common stock of BSDS
                      BSDS shares, on the part of management and major     prior to the merger with NeoMedia
                      shareholders, in favor of the proposed merger.       Technologies. These shares would be exchanged
                                                                           for common shares of NEOM within ten days
                      * - not to exceed 40 million total shares at         subsequent to shareholder approval by the
                      closing                                              shareholders of NEOM and BSDS.


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
                      2.       Management and Administration:
                      NeoMedia will consolidate all senior management      BSDS will run its day to day operations and
                      and overall administrative functions.   The          retain its headquarters in Calgary, Alberta,
                      accounting, legal, treasury, and Human Resources     Canada. Additionally, BSDS will consolidate
                      functions will be combined and headquartered at      its entire accounting function at Ft. Myers
                      its Ft. Myers, Florida home office. Additionally,    under the direction of the current CFO of
                      the current Board of Directors of NeoMedia           NEOM. BSDS agrees to provide financial data
                      Technologies will remain the surviving Board of      and projections as requested by NEOM and to
                      Directors for the combined entity. Subsequent to     execute, on the part of senior management, a
                      signing the LOI, NEOM agrees to lend BSDS funds,     non-compete concurrent with the signing of
                      to an amount and timetable at the sole discretion    the LOI.
                      of the CEO and CFO of NEOM. The funds will be
                      utilized by BSDS to run its day to day operations.   BSDS will operate, post merger, as a
                      Such funds will be secured in an amount and form     subsidiary or division of NEOM.
                      agreeable to the CEO and CFO of NEOM. In the event
                      that the merger fails to occur within eight months   BSDS agrees to not hire additional personal,
                      from the signing of this LOI, then NEOM will have    execute agreements with agents outside of
                      the right to convert its note into shares of BSDS    BSDS or enter into any contractual or verbal
                      common stock at a 30% discount to the closing bid    obligation without the written permission of
                      price of the stock on the date of cancellation of    NEOM subsequent to the execution of the LOI.
                      the LOI. Additionally, these shares will have        Such permission will not be unreasonably
                      piggy back registration rights.                      withheld.

                      NEOM will operate  BSDS,  post merger,  as a         BSDS  management  will be  accountable  to a
                      subsidiary   or   division   of  the  parent         mutually agreeable specified position within
                      company.                                             NEOM.

                      NEOM agrees not to insert personnel into the
                      infrastructure of BSDS or to unilaterally make       BSDS will provide NEOM with the form of the
                      management changes within BSDS as long as BSDS is    option and warrant along with the number of
                      within a mutually agreed upon financial goal for     shares of common stock, options and warrants
                      revenue and / or earnings.                           currently outstanding. Additionally, warrant
                                                                           and option holders will have their warrants
                      BSDS management will report to a mutually            or options converted into common shares of
                      agreeable and specified position within NEOM. This   NEOM.
                      reporting will occur for a minimum specified
                      period of time.                                      BSDS would complete with its transfer agent
                                                                           cancellation of all disputed shares of
                                                                           common stock to include, but not be limited
                                                                           to, the singular transaction of
                                                                           approximately 9 million shares in dispute
                                                                           and currently being addressed.


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
                      3. Due Diligence:
                      NeoMedia will conduct its due diligence             BSDS will conduct its due diligence
                      utilizing both internal and outside                 utilizing both internal and outside
                      professionals, as it requires. It will bear         professionals, as it requires. It will bear
                      the costs of its own due diligence, which           the costs of its own due diligence, which
                      will include, but not be limited to, legal          will include, but not be limited to, legal
                      and accounting costs.                               and accounting costs and a Fairness Opinion,
                                                                          if necessary.

                      4. Management Contracts:

                      NeoMedia has a policy of no management              BSDS will terminate any open management
                      contracts.                                          contracts prior to the merger. Additionally,
                                                                          BSDS agrees to not hire, adjust salary
                                                                          levels or issue bonuses subsequent to
                      5. Issuance of Shares:                              signing the LOI unless mutually agreed to in
                                                                          writing by both NEOM and BSDS.
                      NeoMedia will issue additional shares of its
                      stock as required in the normal course of
                      business.
                                                                          The final exchange rate for shares of BSDS
                                                                          with NeoMedia Technologies will be within
                                                                          ten business days subsequent to the approval
                                                                          of the merger by both NEOM and BSDS
                                                                          shareholders.

Acquisition           The final agreement will set forth the terms and conditions for both NeoMedia and BSDS and contain
Agreement:            representations and warranties, covenants and indemnities consistent with transactions of this type.

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Approvals:        This merger is subject to an affirmative vote from the board of directors of each company, the satisfactory completion of due diligence by both companies and the approval of the shareholders of both companies.

Closing: The LOI will be signed as soon as practicable, but no later than Dec. 8, 2003, subject to extension by written mutual consent or to satisfy any regulatory requirements.

Dated: Dec 9, 2003                              Dated: Nov 20, 2003



/s/ Charles T. Jensen                           /s/ Guy Fietz

CEO, NeoMedia Technologies                      CEO, BSDS



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                           LETTER OF INTENT EXTENSION

                                December 9, 2003



This letter grants a one day extension to the memorandum of terms for the proposed transaction between NeoMedia Technologies, Inc. and BSD Software Inc.



Agreed by                           /s/ Charles T. Jensen

                                    CEO, NeoMedia Technologies, Inc.



                                    /s/ Guy Fietz

                                    CEO, BSD Software Inc.